POS CONSULTING AGREEMENT

This Consulting Agreement is made on this 27th day of May, 2004.

                                     BETWEEN

Victor Angel, a Consultant having his mailing address at 4627 Barington Ct, Bonita, CA 91902; Raymond Ng Pan Hing, a Consultant having his mailing address at 3 Egret St, Flamingo Vlei, Table View, South Africa; Derek Smith, a Consultant having his mailing address at 706 Central Plaza,18 Harbour Road, Wanchai, Hong Kong; and Sooren Ramdenee, a Consultant having his mailing address at 49 Section St, Paarden Eiland, South Africa. The above listed Consultants shall be referred to collectively hereafter as "Consultants" or individually as "Consultant".

                                       AND

Maximum Dynamics, Inc., having its office at 2 North Cascade Avenue, Suite 1100, Colorado Springs, Colorado, 80903.

WHEREAS

         WHEREAS, CONSULTANTS provide technology development services, business development services, and engineering services for businesses and professionals in the IT and financial services sector, specifically the point of sale (POS) device market; and,

         WHEREAS, Company wishes to engage the services of CONSULTANTS;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

DURATION

This agreement commences on May 27, 2004 and will be effective until November 27, 2004, as per the terms listed herein. Thereafter it shall be reviewed for further extension on mutually agreeable terms.

FINANCIAL

CONSULTANTS shall be paid for services as set forth in Exhibit A. The fees to be paid shall be paid with shares of registered S-8 shares of Common Stock of Maximum Dynamics, Inc. and shall be priced at a twenty percent (20%) discount to today's bid of $0.16 per share. The number of shares and issued to each CONSULTANT as payment for services is set forth in Exhibit A.

BINDING

This Agreement and the certificates and other instruments delivered by or on behalf of the parties pursuant hereto constitute the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto, as the case may be.

APPLICABLE LAW

This Agreement is made pursuant to, and will be governed by, and construed and enforced in accordance with, the laws of Colorado, USA.

TERMINATION

If this agreement is terminated previous to November 27, 2004, the CONSULTANT shall keep one twelfth (1/12) of the shares received as payment for every month CONSULTANT was retained.


ACCEPTED

FOR MAXIMUM DYNAMICS


BY:___________________________                       DATE:
         Joshua Wolcott, CFO


For CONSULTANT


BY:________________________                          DATE:
      Victor Angel


BY:________________________                          DATE:
      Raymond Ng Pan Hing


BY:________________________                          DATE:
      Derek Smith


BY:________________________                          DATE:
      Sooren Ramdenee

                                    EXHIBIT A


The following sets forth the services to be rendered by each Consultant, the fees for such services and the number of S-8 shares to be issued as payment.

Consultant                   Services                                            Fees        Shares
----------                   --------                                            ----        ------
Victor Angel                 Business development for POS devices                $19,200     150,000
                             in Mexico and Latin America

Raymond Ng Pan Hing          Biz development for MPOS Kenya                      $12,800     100,000

Derek Smith                  Technology development for POS devices              $12,800     100,000

Sooren Ramdenee              Medical application for TagNet                      $65,920     515,000